Exhibit 10.45

Lease Agreement of Coking Operations

Party A:	Pingdingshan Hongfeng Coal Processing and Coking, Ltd..

Party B:	Henan Province Pingdingshan Hongli Coal and Coke Co., Ltd.

Parties A and B, through mutual negotiations, and in light of Party A being the trustee of Pingdingshan Hongyetai Industry and Trade Co., Ltd. (hereinafter referred to as “Hongyetai”), agree in Pingdingshan on April 8, 2015, as follows:

1.	Party B shall lease Hongyetai’s No. 1 coke furnace (200,000 metric tons capacity) from Party A for coke processing.

2.	The lease term is one year.

3.	During the lease term, Party A may not engage in any activities outside the scope of the activities set forth in the business license.

4.	Party B shall be solely responsible to arrange production staff and management personnel for the No. 1 coke furnace.

5.	Party A shall charge a lease fee of RMB 60 per metric ton of coke produced. Party B shall be solely responsible for salaries and equipment maintenance fees incurred in connection with the No. 1 coke furnace.

6.	The parties may file lawsuits to resolve dispute arising from this agreement to the court where this agreement was entered into.

7.	This agreement shall be made in four copies, with Parties A and B each holding two, and shall become effective upon the parties’ seal.

Party A:	Party B:

[seal of Pingdingshan Hongfeng	[seal of Henan Province Pingdingshan
Coal Processing and Coking, Ltd.]	Hongli Coal & Coke Co., Ltd.]

April 8, 2015